Exhibit A

Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-l(k)(1) under the Securities and Exchange Act of 1934, as amended (the “Act”) by and among the parties listed below, each referenced to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Date: July 21, 2016

Dalton Investments LLC

By:	/s/ James B. Rosenwald III
Name: James B. Rosenwald III
Title: Managing Member

Rosenwald Capital Management, Inc.

By:	/s/ James B. Rosenwald III
Name: James B. Rosenwald III
Title: Chairman and Chief Executive Officer

/s/ James B. Rosenwald III
James B. Rosenwald III

/s/ Stephen D. Persky
Stephen D. Persky

/s/ Gifford Combs
Gifford Combs

/s/ Belita Ong
Belita Ong

/s/ Arthur Hebert
Arthur Hebert

/s/ Erin Lavelle
Erin Lavelle